UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 19, 2020 October 16, 2020

Scholar Rock Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38501	82-3750435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

620 Memorial Drive, 2nd Floor, Cambridge, MA 02139
(Address of Principal Executive Offices) (Zip Code)

(857) 259-3860
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SRRK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry Into a Material Definitive Agreement

Loan and Security Agreement

On October 16, 2020 (the “Closing Date”), Scholar Rock Holding Corporation (the “Company”) and Scholar Rock, Inc. a wholly-owned subsidiary of the Company (collectively, the “Borrower”), entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Oxford Finance LLC (“Collateral Agent”) and Silicon Valley Bank (“Bank”) (each, a “Lender” and collectively, the “Lenders”).

Amount. The Loan and Security Agreement provides for a term loan in an aggregate principal amount of up to $50.0 million (the “Term Loan”) subject to funding in two tranches as follows: (a) on the Closing Date, a loan in the aggregate principal amount of $25.0 million (“Tranche 1”) and (b) after the Closing Date until December 31, 2021, a loan in the aggregate principal amount of $25.0 million (“Tranche 2”), subject to the Borrower’s achievement of both of the following milestones: the Borrower (i) doses the first patient in a Phase 3 clinical trial for SRK-015 and (ii) doses the first patient in Part B of the DRAGON Phase 1 clinical trial for SRK-181. As of the Closing Date, the Borrower has received $25.0 million from Tranche 1 of the Term Loan.  The Borrower intends to use the proceeds of the Term Loan for working capital purposes and general corporate purposes.

Interest Rate, Fees. The outstanding principal of the Term Loan bears an interest rate the greater of (i) the Wall Street Journal Prime Rate plus 4.60% or (ii) 7.85% per annum. Interest is payable on a monthly basis based on the principal amount outstanding during the preceding month. In addition, the Borrower is required to pay to the Lenders a final payment fee equal to 4.00% of the original principal amount of the Term Loan advanced to the Borrower.

Maturity, Amortization. The maturity date of the Term Loan is May 1, 2025. The Borrower will pay interest only through December 1, 2022, following by thirty (30) equal monthly installments commencing on the first business day of the calendar month after the amortization date, which is December 1, 2022, and continuing on the first business day of each calendar month thereafter until the maturity date of the Term Loan.

Prepayment. The Borrower may, at its option, prepay all, but not less than all, of the Term Loan upon thirty (30) Business Days’ written notice to the Collateral Agent and payment of a prepayment fee equal to the following:  (i) if prepayment is made though the first anniversary of the Closing Date, 3.00% of the principal amount being prepaid, and (ii) if prepayment is made after the first anniversary of the Closing Date through the second anniversary of the Closing Date, 2.00% of the principal amount being prepaid.  After the second anniversary of the Closing Date, no prepayment fee will be due.

Security. The Borrower’s obligations are secured by a security interest, senior to any current and future debts and to any security interest, in all of Borrower’s right, title, and interest in, to and under all of Borrower’s property and other assets, other than its intellectual property and other limited exceptions specified in the Loan and Security Agreement.

Covenants; Representations and Warranties; Other Provisions. The Loan and Security Agreement contains customary representations, warranties and covenants, including covenants by the Borrower limiting additional indebtedness, liens, including on intellectual property, guaranties, mergers and consolidations, substantial asset sales, investments and loans, certain corporate changes, transactions with affiliates and fundamental changes.

Default Provisions. The Loan and Security Agreement provides for events of default customary for term loans of this type, including but not limited to non-payment, breaches or defaults in the performance of covenants, insolvency, bankruptcy and the occurrence of a material adverse effect on the Borrower. After the occurrence and continuance of an event of default the Collateral Agent has the option to (i) accelerate payment of all obligations and terminate the Lender’s commitments under the Loan and Security Agreement, (ii) sign and file in Borrower’s name any notices, assignment or agreements necessary to perfect or protect repayment, or (iii) notify any of Borrower’s account debtors to make payment directly to thr Collateral Agent.

The foregoing description of the Loan and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan and Security Agreement, which the Company intends to file as an exhibit to its Form 10-K for the year ending December 31, 2020.

Item 8.01	Other Events.

On October 19, 2020, the Company issued a press release announcing the execution of the Loan and Security Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated October 19, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scholar Rock Holding Corporation

Date: October 19, 2020	By:	/s/ Junlin Ho
Junlin Ho
Senior Vice President, Head of Legal